(d)(10)(i)
AMENDED SCHEDULE A
to the
AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT
ING MUTUAL FUNDS
OPERATING EXPENSE LIMITS

	Operating Expense Limit Percentage
	(as a percentage of average net assets)
Name of Fund[1]	Class A	Class B	Class C	Class I	Class O

ING Global Equity Dividend Fund[2]	1.40%	2.15%	2.15%	1.15%	1.40%
Initial Term Expires March 1, 2006
_____
HE
Effective Date: August 1, 2007

[1]	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

[2]	The Initial Term expires March 1, 2010 for Class I.